EXHIBIT 5.1

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, MO 63141

February 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     I have acted as counsel to Arch Coal, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering the offering and sale of up to 3,000,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), under the Company’s 1997 Stock Incentive Plan, as amended (the “Plan”).

     In connection herewith, I have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Restated Certificate of Incorporation and the By-laws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below. In rendering this opinion, I have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

     Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, I am of the opinion that:

(1)	The Company is a corporation validly existing in good standing under the laws of the State of Delaware;

(2)	When,

(i)	the Registration Statement shall have become effective under the Act; and

(ii)	the shares of Common Stock being offered and sold by the Company pursuant to the Plan shall have been duly issued and sold in accordance with the terms of the Plan;

then such shares of Common Stock will be legally issued, fully paid and non-assessable.

Securities and Exchange Commission
February 4, 2004

     This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware and the Act.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of such shares of Common Stock.

     In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Robert G. Jones

Robert G. Jones